EXHIBIT 2.3

PROCERA NETWORKS, INC.

LOCK UP AGREEMENT

This LOCK UP AGREEMENT (the "Agreement ”) dated as of September 29, 2006, is by and among the shareholders set forth on the signature page hereto who hold forty nine percent (49%) of the securities of Netintact PTY LTD, Australian Company Number 103 004 744AB, (each a “Seller” and collectively referred to as “Sellers”); and Procera Networks, Inc., a Nevada corporation, (“Procera”).

RECITAL

WHEREAS, as of the date hereof, Procera and Sellers of Netintact PTY LTD, Australian Company Number 103 004 744AB (“Netintact”) have entered into that certain Exchange Agreement by and among Procera and Sellers (the Exchange Agreement”);

WHEREAS, the obligations in the Exchange Agreement are conditioned upon the execution and delivery of this Agreement; and

WHEREAS, in connection with the consummation of the Exchange Agreement, Procera, and Sellers have agreed to restrict the transfer of Sellers shares of capital stock issued as set forth below.

AGREEMENT

1.
Lock Up. In connection with the execution and delivery of the Exchange Agreement each Seller hereby agrees that he shall not sell, offer, pledge, contract to sell, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, or otherwise transfer or dispose of, directly or indirectly (collectively, “Transfer”), any common stock (or other securities) of Procera owned by Seller, as of the Closing Date of the Exchange Agreement (“Sellers’ Securities”).

2.     Exceptions to Lock Up. Notwithstanding the foregoing, each Seller may Transfer up to 33.33% of Seller’s Securities on each of the first three anniversaries of the Closing Date of the Exchange Agreement year (i.e. after two (2) years 66.66% of the Sellers’ Securities, and after three (3) years all Sellers’ Securities, subject to securities compliance, shall be released from the obligations of this Agreement). Furthermore, upon a Change of Control (as defined below) of the Company, this Agreement shall terminate and be of no further force and effect. “Change of Control” shall be defined as (i) a sale of equity securities of the Company (other than in a public offering) in one transaction or series of related transactions representing more than fifty percent (50%) of the issued and outstanding shares of the Company; or (ii) a sale of substantially all of the Company’s assets.

3.     Stock Transfer Instructions. Each Seller also agrees and consents to the entry of stop transfer instructions with Procera’s transfer agent and registrar against the transfer of the Sellers’ Securities except in compliance with the foregoing restrictions. It is understood that this Agreement shall become effective only upon execution and delivery of the Exchange Agreement and shall be void and of no further force or effect if the Exchange Agreement is terminated.

4.     Legend. Concurrently with the execution of this Agreement, there shall be imprinted or otherwise placed, on certificates representing the Sellers’ Securities, the following restrictive legend (the “Legend”):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK UP AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE TRANSFER OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH TRANSFER AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

Each Seller agrees that, during the term of this Agreement, Seller will not remove, and will not permit to be removed (upon registration of transfer, reissuance of otherwise), the Legend from any such certificate and will place or cause to be placed the Legend on any new certificate issued to represent Sellers’ Securities theretofore represented by a certificate carrying the Legend.

5.     Successors. The provisions of this Agreement shall be binding upon the successors in interest to any of the Seller’s Securities. Seller shall not permit the transfer of any of the Seller’s Securities on its books or issue a new certificate representing any of the Seller’s Securities unless and until the person to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof.

6.     MISCELLANEOUS.

(a)  Further Action. If and whenever the Seller’s Securities are sold, each Seller or the personal representative of Seller shall do all things and execute and deliver all documents and make all transfers, and cause any transferee of the Seller’s Securities to do all things and execute and deliver all documents, as may be necessary to consummate such sale consistent with this Agreement.

(b)  Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

(c)  Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as such laws are applied to agreements among California residents entered into and performed entirely within the State of California.

(d)  Amendment or Waiver. This Agreement may be amended or modified (or provisions of this Agreement waived) only upon the written consent of Procera and the Sellers.

(e)  Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(f)  Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators and other legal representatives.

(g)  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument.

(h)  Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

(i)  Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement by law, or otherwise afforded to any party, shall be cumulative and not alternative.

(j)  Attorney’s Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

(k)  Notices. All notices required in connection with this Agreement shall be as set forth in the Exchange Agreement.

(l)  Entire Agreement. This Agreement, along with the Exchange Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

Procera Networks,Inc.	Procera Networks, Inc.

/s/ Douglas Glader
Douglas Glader, President

Sellers:	/s/Mikael Herrlin
Mikael Herrlin

/s/ Johan Wikenstedt
Johan Wikenstedt